Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF PARATEK PHARMACEUTICALS, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

PARATEK PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was February 27, 2001.

SECOND: The Company filed on September 13, 2013, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) a Certificate of Designations of Series A Junior Participating Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series A Junior Participating Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the series of Preferred Stock, par value $0.001 per share, of the Company, designated as “Series A Junior Participating Preferred Stock” in the Certificate of Designations filed by the Company with the Delaware Secretary of State on September 13, 2013, are outstanding, and that none of the shares of Series A Junior Participating Preferred Stock will be issued subject to such Certificate of Designations;

RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock pursuant to Section 151(g) of the DGCL.

FOURTH: That all provisions set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Paratek Pharmaceuticals, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 24th day of July, 2015.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ William M. Haskel